Exhibit 10.2

ALLEGHANY CORPORATION

7 Times Square Tower

New York, New York 10036

November 20, 2011

Joseph P. Brandon

Dear Joe:

This letter agreement will confirm the terms of your employment with Alleghany Corporation, a Delaware corporation (“Alleghany”), commencing upon the closing of the transactions contemplated by the Agreement and Plan of Merger by and among the Corporation, Shoreline Merger Sub, LLC and Transatlantic Holdings, Inc. (the “Merger”), dated as of November 20, 2011, as it may be amended from time to time (the “Merger Agreement”).

Effectiveness: This letter agreement will become effective as of the date on which the Effective Time (as defined in the Merger Agreement) of the Merger occurs (the “Effective Date”). In the event that the Effective Time does not occur (or the Merger Agreement is terminated pursuant to Section 8 thereof), this letter agreement shall be null and void ab initio. Further, consistent with the terms of Alleghany’s policy, all obligations of Alleghany and its affiliates hereunder are subject to your completion of a background check and Alleghany’s satisfaction with the findings thereof, which will be undertaken as soon as practicable following the date hereof.

Position: Commencing upon the Effective Date, you will serve as Executive Vice President of Alleghany, President and Chief Executive Officer of Alleghany Insurance Holdings, LLC, a wholly-owned subsidiary of Alleghany, and Chairman of Transatlantic Holdings, Inc., which as of the Effective Time shall become, a wholly-owned subsidiary of Alleghany, and will report directly to the Chief Executive Officer of Alleghany (currently, Weston Hicks). In such capacities, you will have primary responsibility for the oversight of Transatlantic Reinsurance Company, RSUI Group, Inc., Capitol Transamerica Corporation and Pacific Compensation Insurance Company and their respective operating subsidiaries. In addition, you will partner with the Chief Executive Officer of Alleghany in the strategic development of Alleghany’s insurance and reinsurance businesses. Further, you will perform the duties and exercise the powers usually incident to such offices and/or such other duties and powers as may be reasonably assigned to you from time to time by the Chief Executive Officer of Alleghany.

Base Salary: During your employment with Alleghany from and after the Effective Date, Alleghany will pay you an initial base salary at an annual rate of $1,000,000, payable pursuant to Alleghany’s usual payroll practices for senior executives. Your base salary will be reviewed annually for increases but shall not be decreased.

Short-Term Incentive: For the 2012 fiscal year of Alleghany and any fiscal years thereafter, you will participate in Alleghany’s Management Incentive Plan, with a target bonus opportunity of at least 80% of your annualized base salary and a maximum bonus opportunity of 120% of your annualized base salary. In the event of your termination of employment on or after December 31 of a fiscal year of Alleghany, you shall be eligible to receive an annual bonus in respect of such completed fiscal year as determined under the terms of the Management Incentive Plan, including the requirement that performance goals be achieved, on the same basis as other senior executive officers of Alleghany, without regard to the fact that you are not employed on the payment date, provided that, following your termination date and prior to any such payment date, you are not employed by (including prospective employment pursuant to an offer) or providing services to a business that is competitive with a material business of Alleghany or its affiliated entities.

Long Term Incentive: 2012-2015 Award Period. As soon as practicable and in any event within thirty (30) days following the Effective Date, you will receive a grant of performance shares under the Alleghany Corporation 2007 Long-Term Incentive Plan or any successor equity incentive plan of Alleghany (the “Plan”) for the four-year award period ending December 31, 2015, which will have a fair market value, as of the date such grant is approved by the Compensation Committee of the Board of Directors of Alleghany (the “Committee”) equal to 160% of your annualized base salary for 2012. These performance shares will have the same terms, including with respect to share performance conditions, as those granted to other similarly situated executive officers of Alleghany for the four-year award period ending on December 31, 2015.

Grants for Open Award Periods. As soon as practicable and in any event within thirty (30) days following the Effective Date, you will receive additional grants of performance shares under the Plan for the performance share award periods ending on December 31 of 2012, 2013 and 2014, respectively, as follows: (i) performance shares for the award period ending December 31, 2012 with a grant date fair market value of $400,000 (25% of the total opportunity); (ii) performance shares for the award period ending December 31, 2013 with a grant date fair market value of $800,000 (50% of the total opportunity); and (iii) performance shares for the award period ending December 31, 2014 with a grant date fair market value of $1,200,000 (75% of the total opportunity), in each case subject to the applicable growth in Alleghany’s stockholder book value performance criteria applicable to the awards in respect of the comparable performance period that were granted to other senior executive officers of Alleghany and, otherwise, subject to such other substantially similar award terms as awards that were granted to such senior executive officers for such periods.

Success Grant: On the Effective Date, you will receive (i) a grant of 11,137 fully vested and non-forfeitable shares of Alleghany common stock (the “Success Shares”) under the Plan (or, if there are insufficient shares available under the Plan, such grant will be made pursuant to the inducement grant exception of the New York Stock Exchange, but shall in any event have terms consistent with the Plan), with such number of shares to be equitably adjusted as appropriate to reflect extraordinary cash and stock dividends, stock splits, major corporate events, and other similar events which may, from time to time, occur with respect to Alleghany between the date hereof and the Effective Date, which shares will be nontransferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise until the third anniversary of the Effective Date (and in any event, subject to the policies of Alleghany and its affiliates regarding the holding and trading of securities with respect to Alleghany common stock), and (ii) a lump sum cash payment in the amount of $3,500,000. Notwithstanding the foregoing transfer restriction, the Success Shares will be transferable upon your termination of employment for any reason, including your death and Total Disability (as defined below), and in connection with a merger approved by the Board of Directors of Alleghany effectuated by a tender offer or other major corporate transaction approved by the Board of Directors of Alleghany with respect to Alleghany common stock. For the avoidance of doubt, in no event shall you be entitled to both the payment hereunder and the similar lump sum payments (other than the Services Fees) under Sections 2 and 4 of the Consultant Engagement Letter between you and Alleghany of even date herewith.

Matching Grant: If following the date hereof and prior to the date that is 120 days after the Effective Date (the “Final Purchase Date”), you purchase shares of Alleghany common stock, you shall be entitled to be granted a matching restricted stock unit for each share purchased for the first $5,000,000 worth of Alleghany common stock that you purchase. As soon as reasonably practicable after the first to occur of (i) the date following the Effective Date by which you have purchased the maximum number of shares of Alleghany common stock eligible for the matching grant, (ii) the date following the Effective Date by which you have delivered written notice to Alleghany that you have purchased all of the shares of Alleghany common stock that you intend to purchase on or prior to the Final Purchase Date, and (iii) the Final Purchase Date (the earliest of such dates, the “Determination Date”), the Committee will award you a restricted stock unit matching grant under the Plan pursuant to a restricted stock unit matching grant agreement in the form of Exhibit A hereto.

Severance Protection: If your employment is terminated by Alleghany other than for Cause or other than in the case of your Total Disability, Alleghany will continue to pay your base salary after such termination until such payments aggregate $1,000,000 on a gross basis. Such payments will be subject to normal withholding and other taxes, and will be paid in accordance with Alleghany’s normal payroll practices applicable to senior executives of Alleghany. For purposes of this letter agreement, “Cause” shall mean (i) your conviction of a felony (other than a traffic violation), (ii) your willful material failure to implement reasonable directives of the Chief Executive Officer of Alleghany after written notice is delivered to you, which failure is not corrected within ten days following notice thereof, or (iii) willful gross misconduct in connection with the performance of any of your duties; and “Total Disability” shall mean your inability to discharge your duties hereunder due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period. For purposes of clauses (ii) and (iii) of the definition of Cause, your action or inaction shall not be considered “willful” unless done or omitted by you (A) intentionally or not in good faith and (B) without reasonable belief that your action or inaction was in the best interest of Alleghany or any of its affiliates, and shall not include failure to act by reason of physical or mental incapacity.

Other Benefits: Effective as of the Effective Date, you will be eligible to participate in Alleghany’s Executive Retirement Plan and Deferred Compensation Plan, as well as all other employee benefit plans, programs, practices or other arrangements in which other senior executives of Alleghany are generally eligible to participate from time to time. In addition, you will be entitled to all fringe benefits and perquisites which are generally made available by Alleghany to its senior executives.

Reimbursements: Alleghany will promptly reimburse you for all reasonable business expenses incurred by you in connection with your duties as an employee, pursuant to Alleghany’s reimbursement policies for similarly situated executive officers. In the event of business travel, you shall be permitted to travel and have hotel accommodations at the same level as other senior executives of Alleghany, including reasonable travel to and from Connecticut and reasonable overnight accommodations in Manhattan, in each case in connection with the performance of your obligations hereunder.

Administrative Support: Following the Effective Date, while you are employed by Alleghany, Alleghany will provide you with reasonable administrative support at your office in Connecticut, at Alleghany’s expense, which office will be your principal place of employment, subject to any required travel on Alleghany’s business and to performing your services from Alleghany’s offices in Manhattan, in each case, as is necessary to fulfill your obligations hereunder.

Meaning of Termination: The date of your “separation from service”, as defined in section 409A of the Internal Revenue Code of 1986, as amended (which together with the regulations issued thereunder and other rulings, notices and other guidance issued by the Internal Revenue Service interpreting same is herein referred to as “Section 409A”) and as determined by applying the default presumptions in Treas. Reg. § 1.409A-l(h)(1)(ii)), shall be treated as the date of your termination of employment for purposes of determining the time of payment of any amount that becomes payable to you hereunder upon your termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A.

Section 409A: The payments under this letter agreement are intended to comply with the provisions of Section 409A or an exception to Section 409A. Any payments that qualify for the “short-term deferral” exception under Treasury Regulations Sections 1.409A-1(b)(4), the “separation pay” exception under Treasury Regulations 1.409A-l(b)(9)(iii) or any other exception under Section 409A will be paid under the applicable exceptions to the greatest extent possible. Each payment of compensation under this letter agreement will be treated as a separate payment, and in no event may you, directly or indirectly, designate the calendar year of any compensatory payment under this letter agreement. If on the date your employment is terminated you are a “specified employee,” then any payments that are required to be made to you pursuant to this Agreement as a result of your employment being terminated that constitute the deferral of compensation (within the meaning of Treasury Regulation Section 1.409A-l(b)) and that would in the absence of this paragraph have been paid to you within six months and one day of the date your employment is terminated (the “Deferred Compensation Payments”) shall not be paid to you at the time herein provided, but shall instead be accumulated and paid to you in a lump sum with interest thereon at a rate equal to the yield per annum on the six-month Treasury bills (secondary market) on the date your employment is terminated (as reported by the Federal Reserve Board) from the date payment would have been made to you hereunder until the date paid, such payment to be made on the earlier of (i) the day after the date that is six months from the date your employment terminated and (ii) if you shall die prior to the expiration of such six-month period, as soon as practicable, but no later than thirty (30) days, following the date of your death (with payment being made to your estate). For these purposes, you will be a “specified employee” if, on the date your employment is terminated you are an individual who is, under the method of determination adopted by the Committee designated as, or within the category of employees deemed to be, a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-l(i). The Committee shall determine in its sole discretion all matters relating to who is a “specified employee” and the application and effect of the change in such determination. All reimbursements provided under this letter agreement will be provided in accordance with and in compliance with the requirements of Section 409A, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement during one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (ii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (iii) the right to any reimbursement will not be subject to liquidation or exchange for another benefit.

Withholding: Alleghany may withhold from any amounts payable under this letter agreement, or any other benefits received pursuant hereto, any Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

Entire Agreement; Amendment: This letter agreement and any exhibits hereto contain the entire understanding of you and Alleghany with respect to the subject matter hereof and thereof and, except as specifically provided herein or therein, cancel and supersede any and all other agreements between you and Alleghany with respect to the subject matter hereof and thereof. Any amendment or modification of this letter agreement shall not be binding unless in writing and signed by you and Alleghany. This letter agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Governing Law: This letter agreement shall be governed by and enforceable in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

Miscellaneous. This letter will be binding upon, inure to the benefit of and be enforceable by, as applicable, each of the Corporation and you and each party’s respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees. This letter is personal in nature to you and you will not, without the written consent of Alleghany, assign, transfer or delegate any rights or obligations hereunder. Alleghany shall not assign, transfer or delegate any rights or obligations hereunder, other than as a result of a corporate transaction in which the assignee, transferee or delegate agrees to assume all of Alleghany’s obligations hereunder.

Indemnification. Alleghany will defend, indemnify, advance expenses and hold you harmless in accordance with its certificate of incorporation and bylaws now or hereafter in force and provide you with directors’ and officers’ liability insurance at the same level as it provides to its other similarly situated senior executive officers. Your rights and Alleghany’s obligations under this paragraph will survive the termination or expiration of this letter and of your services to the Alleghany hereunder.

If the foregoing accurately expresses our mutual understanding, please execute the enclosed copy of this letter agreement in the space provided below, and return it to me.

Sincerely yours,

ALLEGHANY CORPORATION

By:	/s/ Christopher K. Dalrymple
Name:	Christopher K. Dalrymple
Title:	Vice President, General Counsel and Secretary

AGREED AND ACCEPTED:

/s/ Joseph P. Brandon
Joseph P. Brandon

EXHIBIT A

ALLEGHANY CORPORATION

Restricted Stock Unit Matching Grant Agreement

Restricted Stock Unit Matching Grant Agreement (“Agreement”), dated as of [•], 2012, between Alleghany Corporation, a Delaware corporation (“Alleghany”), and Joseph P. Brandon (the “Participant”).

Section 1. Restricted Stock Matching Grant. Alleghany hereby grants to the Participant, on the terms and conditions hereinafter set forth and subject thereto, a restricted stock unit matching grant, as specified in the “Matching Grant” paragraph of the Participant’s employment letter with Alleghany, dated November 20, 2011 (the “Employment Letter”), of one restricted stock unit (a “Restricted Stock Unit”) for each share of common stock, par value $1.00 per share, of Alleghany (the “Common Stock”) purchased by the Participant (each an “Owned Share”) on or prior to the Determination Date (as defined in the Employment Letter). This grant has been made by the Compensation Committee of the Board of Directors of Alleghany (the “Committee”) pursuant to the terms of the Alleghany Corporation 2007 Long-Term Incentive Plan (the “Plan”). The applicable terms of the Plan are incorporated herein by reference. Any terms used but not defined herein shall have the meanings ascribed thereto in the Plan. Any ambiguity between any term used in this Agreement and a term used in the Plan shall be resolved in favor of and in accordance with the term used in the Plan. Any interpretation, determination or decision made or taken by the Committee regarding the Plan or this Agreement shall be final and binding upon Alleghany and the Participant.

Section 2. Restricted Stock Units. The Restricted Stock Units are notional units of measurement denominated in shares of Common Stock and, subject to the terms and conditions of this Agreement and the Plan, Alleghany shall pay or provide to the Participant in accordance with Section 5 (x) a payment in cash in respect of such Restricted Stock Units (as adjusted hereunder) in an amount equal to the Fair Market Value on the applicable Vesting Date (as defined below) of the number of shares of Common Stock equal to the number of Restricted Stock Units (as adjusted hereunder) to which the Participant is entitled to payment as of the applicable Vesting Date, or (y) a share of Common Stock with respect to each Restricted Stock Unit (as adjusted hereunder) to which the Participant is entitled to payment as of the applicable Vesting Date, with the form of such payment to be determined in the discretion of the Committee as set forth in Section 5 below. Alleghany shall establish on its books a Restricted Stock Unit Account for the Participant and shall credit the hereby-granted Restricted Stock Units thereto. The Restricted Stock Unit Account shall be debited in respect of any disposition of Owned Shares as provided in Section 3 hereof. The Restricted Stock Unit Account shall reflect the investment experience which the account would have had if such account held whole or fractional shares of Common Stock equal to the number of credited Restricted Stock Units. The Restricted Stock Unit Account shall be equitably adjusted as appropriate to reflect cash and stock dividends, stock splits, and other similar distributions and/or major corporate events which may, from time to time, occur with respect to Alleghany and/or Common Stock prior to the Vesting Date. Dividends and other distributions shall be automatically credited to the Restricted Stock Unit Account at their cash value or the fair market value of any non-cash dividend or other distribution and shall be deemed to purchase Restricted Stock Units at a price equal to the Fair Market Value of Common Stock on the date of payment thereof.

Section 3. Owned Shares. It is a condition to payment in respect of the Restricted Stock Units that the Participant shall have maintained unencumbered beneficial ownership of the Owned Shares in respect of which such Restricted Stock Units were credited, and any stock dividends or stock splits paid in respect thereof, continuously throughout the period commencing with the initial purchase of Owned Shares and ending on the seventh anniversary of the date of grant (the “Ownership Period”), and that the Participant shall not (i) have sold, assigned, transferred, pledged, or hypothecated the Owned Shares, including any stock dividends paid in respect thereof, or (ii) have engaged in any short sale or other transaction that would have the effect of decreasing his economic risk with regard to the Owned Shares, including any stock dividends paid in respect thereof, at any time during the Ownership Period (any such action in subsection (i) or (ii) being hereinafter referred to as a “disposition”). In the event of a disposition of any of the Owned Shares, or related stock dividend shares, during the Ownership Period, the Participant’s Restricted Stock Unit Account shall be debited in an amount equal to one Restricted Stock Unit for each Owned Share so disposed (the “Disposed Owned Share”), together with the investment experience and dividends and distributions theretofore credited from the date of purchase of the Disposed Owned Share. The Participant shall provide such evidence and certification of continued satisfaction of such continuous ownership requirement (including certification that he has not effected a disposition of any Owned Shares) from time to time as requested by Alleghany. Evidence of continued satisfaction of the continuous ownership requirement requested by Alleghany may include certification of ownership by a brokerage or other financial institution. Notwithstanding the requirements set forth in this Section 3, the Owned Shares, and related stock dividend shares, shall at all times throughout the Ownership Period remain the property of the Participant and be subject to his exclusive control and, with respect thereto, the Participant shall have all rights of a stockholder of Alleghany. Notwithstanding the foregoing, in the event of your termination of employment for any reason, including your death and Total Disability (as defined in the Employment Letter), and in connection with a merger approved by the Board of Directors of Alleghany effectuated by a tender offer, or other major corporate transaction approved by the Board of Directors of Alleghany with respect to Alleghany Common Stock, the Ownership Period applicable to the Owned Shares and related stock dividend shares shall terminate and such Owned Shares shall become freely transferable.

Section 4. Vesting of Restricted Stock Units. The Restricted Stock Units shall vest and become nonforfeitable and be paid, as follows:

(a) Subject to the terms of this Section 4, (i) 15% of the Restricted Stock Units included in the Restricted Stock Unit Account as of the date of grant (subject to adjustment in accordance with the terms of the Plan and Section 2 hereof) shall vest and become nonforfeitable on each of the first six anniversaries of the date of grant, and (ii) 10% of the Restricted Stock Units included in the Restricted Stock Unit Account as of the date of grant (subject to adjustment in accordance with the terms of the Plan and Section 2 hereof) shall vest and become nonforfeitable on the seventh anniversary of the date of grant (each of the first seven anniversaries of the date of grant and the date of the Participant’s termination of employment (if applicable), a “Vesting Date”).

(b) If the Participant’s employment terminates prior to the seventh anniversary of the date of grant due to the Participant’s death or Total Disability or by the Company other than for Cause (as defined in the Employment Letter), the number of Restricted Stock Units equal to the product of (i) the number of Restricted Stock Units that are eligible to vest on the first Vesting Date (as per Section 4(a) above) that would occur immediately following the date of termination and (ii) a fraction, the numerator of which shall be the number of days elapsed from the Vesting Date immediately preceding the date of termination (as per Section 4(a) above) through the date of termination, and the denominator of which shall be 365, shall vest immediately as of such date of termination and be paid out as provided hereunder. Except as provided in the prior sentence, upon the Participant’s termination of employment, all of the Restricted Stock Units then remaining in the Participant’s Restricted Stock Unit Account as of the date of termination shall be forfeited and the Participant shall be entitled to no payments or shares of Common Stock in respect thereof.

Section 5. Payment; Tax Withholding. Payment in cash or delivery of shares of Common Stock in respect of Restricted Stock Units which have vested and become nonforfeitable pursuant hereto shall be made as soon as reasonably practicable after (but in no event more than ten (10) business days after) the applicable Vesting Date, in such combination of cash and shares of Common Stock (valued at Fair Market Value on the Vesting Date) or all in cash or all in Common Stock, as the Committee may determine. Shares of Common Stock delivered on payment of Restricted Stock Units may be treasury shares, authorized but unissued shares, or both. Payments in respect of, or upon the vesting of, Restricted Stock Units shall be subject to applicable tax withholding as provided in the Plan.

Section 6. Restrictions on Transfer; Beneficiaries. Neither this Agreement nor any Restricted Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant. The Participant shall be entitled to select (and change) a beneficiary or beneficiaries to receive any payment in respect of Restricted Stock Units which have vested and become non-forfeitable pursuant hereto following the Participant’s death by giving Alleghany written notice thereof. In the event of the Participant’s death all references in the Agreement to the Participant shall be deemed, where appropriate, to refer to his beneficiary or estate. Any shares of Common Stock received by the Participant in payment of Restricted Stock Units may only be disposed of in compliance with all applicable securities laws.

Section 7. Treatment of Restricted Stock Units; No Rights as a Stockholder. Until paid, the amounts credited to the Restricted Stock Unit Account shall be a part of the general assets of Alleghany, and the Participant’s right to receive payment in respect thereof shall be no greater than the right of any other unsecured general creditor. The Restricted Stock Units, whether or not vested, will not confer upon the Participant any voting or other rights of a stockholder.

Section 8. No Right of Employment. Nothing in this Agreement shall confer upon the Participant any right to continue as an employee of Alleghany or to interfere in any way with the right of Alleghany to terminate the Participant’s employment at any time.

Section 9. Miscellaneous. This Agreement and the Employment Letter contain the entire understanding of Alleghany and the Participant with respect to the subject matter hereof and thereof and, except as specifically provided herein or therein, cancel and supersede any and all other agreements between Alleghany and the Participant with respect to the subject matter hereof and thereof. This letter will be binding upon, inure to the benefit of and be enforceable by, as applicable, each of the Alleghany and the Participant and each party’s respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees. Alleghany shall not assign, transfer or delegate any rights or obligations hereunder, other than as a result of a corporate transaction in which the assignee, transferee or delegate agrees to assume all of Alleghany’s obligations hereunder. Any amendment or modification of this Agreement shall not be binding unless in writing and signed by Alleghany and the Participant. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 10. Governing Law. This Agreement shall be governed by and enforceable in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

IN WITNESS WHEREOF, the Participant has duly executed this Agreement and Alleghany has duly caused this Agreement to be executed in its name and on its behalf, all as of [•], 2012.

ALLEGHANY CORPORATION

By:
Name:
Title:

PARTICIPANT

By:
Joseph P. Brandon